Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
KORE Group Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock (2)	Other	12,000,000	$12.50	$150,150,000.00(4)	0.0000927	$13,905.00
	Equity	Common Stock (3)	Other	8,911,745	$11.50	$102,485,067.50 (5)	0.0000927	$9,497.86
	Equity	Common Stock	Other	186,326	$7.24	$1,349,000.24 (7)	0.0000927	$125.05
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$ 253,807,067.70		$23,527.92
	Total Fees Previously Paid					-		$23,527.92(8)
	Total Fee Offsets					-		-
	Net Fees Due					-		-
(1)Represents the shares of common stock, $0.0001 par value per share (the “Common Stock”), of KORE Group Holdings, Inc. (the “Registrant”) that may be offered for resale by the selling securityholder pursuant to the prospectus to which this exhibit is attached. In the event of a stock split, stock dividend or other similar transaction involving the Common Stock, the number of shares of Common Stock registered hereby shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)Represents 12,000,000 shares of common stock issuable upon the exercise of the exchangeable notes.
(3)Represents 8,911,745 shares of common stock issuable upon the exercise of warrants.
(4)Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the exchangeable notes.
(5)Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.
(6)The number of shares of common stock being registered represents 186,326 shares of common stock issued as compensation to certain advisors of the Company in connection with the Business Combination.
(7)Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of common stock, on the New York Stock Exchange on November 26, 2021 ($7.24 per share of common stock) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended.
(8)Previously paid in connection the initial filing of this registration statement on December 12, 2021.